EXHIBIT 99.1

FOR IMMEDIATE RELEASE
CONTACT: Richard B. Hurd, President and Chief Executive Officer
TELEPHONE: (414) 421-8200

1895 BANCORP OF WISCONSIN, INC. ANNOUNCES PLANS TO CLOSE TWO BRANCHES

Greenfield, Wisconsin September 24, 2019: 1895 Bancorp of Wisconsin, Inc. (the “Company”) (NASDAQ Capital Market: BCOW), the holding company for PyraMax Bank, FSB (the “Bank”), today announced that the Bank plans to close its branches located at 8001 W. National Avenue in West Allis, and 318 N. Water Street in Milwaukee, Wisconsin. Customers at both branches will have their accounts and other banking services transferred to the Bank’s branch located at 7001 W. Edgerton Avenue in Greenfield, Wisconsin. Mailings have been sent to the customers at these branches and the changes are scheduled to take effect on December 31, 2019.

Richard B. Hurd, President and Chief Executive Officer of the Company and the Bank stated: “We looked at the expense of the two branches and looked at the transaction volume and decided it would be in our best interest to consolidate the branches and reduce the costs.”

1895 Bancorp of Wisconsin, Inc., a savings and loan holding company incorporated under federal law, is the holding company for PyraMax Bank, FSB, a federal savings bank headquartered in Greenfield, Wisconsin.

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in the “Risk Factors” disclosures included in our Annual Report on Form 10-K, as supplemented in Quarterly Reports on Form 10-Q, including, but not limited to the risk that the anticipated reduction in operating expenses referenced above are not met.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions that may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.